SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8–K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 26, 2009
United Western Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

0-21231	84-1233716
(Commission File Number)	(IRS Employer Identification No.)

700 Seventeenth Street, Suite 2100 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 595-9898
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐                 Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐                 Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

ITEM 1.01       ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On March 23, 2009, MSCS Ventures, Inc. (“MSCS”), an indirect, wholly owned subsidiary of United Western Bancorp, Inc. (the “Company”), entered into a definitive agreement (the “Agreement”) to sell all of its ownership shares of common stock in Matrix Financial Solutions, Inc. (formerly known as MG Colorado Holdings, Inc.) (“Matrix”) to Bluff Point Associates Corp., a Delaware corporation (“Bluff”).

On March 26, 2009, the Company completed the sale of 269,792 shares of Matrix common stock (the “Shares”) to Bluff Point for $16.00 per share for aggregate proceeds of $4,316,672. The transaction was negotiated at arm’s length between the Company and Bluff Point and the Company believes that the exchange value per share represents the fair market value of such shares as of the sales date.

The Company’s basis in the Shares was $750,000. As a result, the Company expects to report a pre-tax gain with respect to the sale of the Shares in the amount of $3,566,672 in the quarter ending March 31, 2009.

Matrix and the Company have on going business relationships pursuant to which certain cash deposits controlled by Matrix are placed on deposit with the Company’s wholly owned savings bank, United Western Bank. From time to time, United Western Bank performs normal and customary banking services for Matrix at competitive market rates.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of businesses acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not applicable.

(c)  Shell Company Transactions.  Not applicable

(d)  Exhibits.

10.1	Stock Purchase Agreement, dated March 23, 2009, between MSCS Ventures, Inc. and Bluff Point Associates, Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 26, 2009	United Western Bancorp, Inc.

By: /s/ Theodore J. Abariotes
Name: Theodore J. Abariotes
Title: SVP and Associate General Counsel